Exhibit 99.1

TRANSCEPT PHARMACEUTICALS

REPORTS FIRST QUARTER 2009 FINANCIAL RESULTS

Conference call scheduled at 5:00 PM Eastern Time today

Pt. Richmond, CA — May 13, 2009 – Transcept Pharmaceuticals, Inc. (NASDAQ: TSPT), a specialty pharmaceutical company focused on the development and commercialization of proprietary products that address important therapeutic needs in neuroscience, today announced financial results for the quarter ended March 31, 2009.

Glenn A. Oclassen, President and Chief Executive Officer, commented “Intermezzo®, our lead product candidate that is under review with the FDA, has the potential to be the first prescription sleep aid indicated for use in the middle of the night when patients awaken and have difficulty returning to sleep. Awakening in the middle of the night is a common sleep problem experienced by many Americans and a significant number have consulted their doctor for help. We are actively engaged in pre-commercial activities on behalf of Intermezzo®, including discussions with marketing partner candidates in the United States and Europe, and we continue to make progress with our internal preparations for the potential product launch in the United States.”

Intermezzo® Update

Intermezzo® Phase 3 clinical trials have been completed and, on September 30, 2008, Transcept submitted a new drug application (NDA) to the FDA, which was accepted for filing and assigned a Prescription Drug User Fee Act (PDUFA) date of July 30, 2009. As part of the NDA submission, Transcept requested that the FDA grant three years of Hatch-Waxman marketing exclusivity for Intermezzo®. Transcept is also actively pursuing patents to cover Intermezzo® in the United States and key non-U.S. markets.

To maximize the value of Intermezzo®, Transcept has been working to establish a collaboration with a primary care marketing partner in the United States. In this regard, Transcept is currently engaged in discussions with potential marketing partners, but cannot predict whether such discussions will result in a collaboration, or the timing or terms under which any such collaboration would be established. If Transcept does not enter into a U.S. primary care marketing collaboration prior to the launch of Intermezzo®, Transcept believes it would have the financial resources to carry out its plans to commercialize Intermezzo® on its own.

First Quarter 2009 Financial Results

Research and development expenses for the quarter ended March 31, 2009 were $2.2 million, compared to $3.6 million for the same period in 2008. The $1.4 million decrease is primarily attributable to lower Intermezzo® development costs, the majority of which were incurred prior to the submission of the NDA on September 30, 2008. Research and development expenses included non-cash stock compensation expense in accordance with Statement of Financial Accounting Standards No. 123R (SFAS No. 123R) of approximately $49,000 for the quarter ended March 31, 2009 and $64,000 for the quarter ended March 31, 2008.

General and administrative expenses for the quarter ended March 31, 2009 were $4.2 million, compared to $1.5 million for the same period in 2008. The $2.7 million increase consists of higher professional fees to operate as a public company, increased personnel costs primarily in marketing and administration, increased market research expenses and an increase in operational expenses associated with the addition of the Novacea office space in South San Francisco. General and administrative expenses included non-cash stock compensation expense in accordance with SFAS No. 123R of approximately $169,000 for the quarter ended March 31, 2009, as compared to $82,000 for the quarter ended March 31, 2008.

Merger-related transaction costs of approximately $2.2 million were expensed during the quarter ended March 31, 2009.

Net loss attributable to common stockholders in the quarter ended March 31, 2009 was $8.5 million or $0.95 per share, compared to a net loss of $5.1 million or $14.11 per share for the quarter ended March 31, 2008. The weighted average common shares used to calculate earnings per share were 9,003,067 and 359,602 respectively for the quarters ended March 31, 2009 and 2008. At March 31, 2009 there were 13,064,398 common shares outstanding and 2,228,061 outstanding options, warrants and common stock subject to repurchase.

After giving effect to the merger of Transcept and Novacea, the combined cash, cash equivalents and marketable securities of the company on January 30, 2009 was estimated to be approximately $92 million. Subsequent to the close of the merger, and during the first quarter of 2009, Transcept paid non-recurring merger related expenses including financial advisory fees of $2.0 million and legal fees, audit fees, consulting fees and financial printing costs totaling approximately $1.1 million. In February 2009, Transcept also retired all principal and interest owed to Hercules Technology Growth Capital in the amount of $3.4 million. Cash, cash equivalents and marketable securities totaled $81.0 million at March 31, 2009.

2009 Guidance

Transcept continues to expect full year 2009 research and development expenses to remain consistent with 2008 levels until such time as Transcept initiates development of pipeline product candidates or any post approval clinical development activities of Intermezzo®. Full year 2009 general and administrative expenses are expected to increase as compared to 2008 as Transcept has increased its administrative infrastructure to comply with the requirements of being a publicly traded company and continues to prepare for potential commercialization of Intermezzo®. The timing and amount of any increase in commercialization expenses will be largely dependent upon the timing of the potential marketing approval of Intermezzo® in the United States, the outcome of Transcept efforts to secure a primary care marketing partner in the United States and, if a collaboration is established, the terms and timing of such an event.

Conference Call and Webcast Information

Transcept will hold a conference call and webcast to discuss the results and provide an update on the company’s progress towards stated performance goals today at 5:00 PM Eastern Time. Live audio of the conference call will be publicly available by dialing 877-856-1965 (USA) or 719-325-4809 (International). A playback of the call will be available through May 27, 2009 by dialing 888-203-1112 (USA) or 719-457-0820 (International), replay passcode: 4401678. To access the call by live webcast, please log on to the Investor Relations section of the Transcept website at www.transcept.com. An archived version of the webcast will be available at the same location through May 27, 2009.

In the event that any non-GAAP financial information is discussed on the conference call that is not described in this release, related complementary information will be made available on the Investor Relations page of the company’s website as soon as practical after the conclusion of the conference call.

About Transcept Pharmaceuticals, Inc.

Transcept Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on the development and commercialization of proprietary products that address important therapeutic needs in neuroscience. On January 30, 2009 Transcept completed a merger with Novacea, Inc. As part of the transaction, Novacea changed its name to “Transcept Pharmaceuticals, Inc.” and its NASDAQ ticker symbol to “TSPT.” The combined resources resulting from the merger are expected to enable Transcept to carry out its plans to commercialize its lead product candidate, Intermezzo®. If approved, Intermezzo® would be the first commercially available sleep aid designed specifically for use in the middle of the night when patients awaken and have difficulty returning to sleep. Intermezzo® Phase 3 clinical trials have been completed and, on September 30, 2008, Transcept submitted an NDA to the FDA, which was subsequently accepted and assigned a PDUFA date of July 30, 2009. As part of the NDA submission Transcept requested that FDA grant three years of Hatch-Waxman marketing exclusivity for Intermezzo®.

For further information, please visit the company’s website at: http://www.transcept.com.

Forward Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding our strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. Examples of such statements include, but are not limited to, statements relating to Intermezzo® being the first commercially available sleep aid in the United States in its target indication and the timing of potential FDA approval of the Intermezzo® NDA; the resources of Transcept being sufficient to enable it to carry out its plans to commercialize Intermezzo®; the ability of Transcept to secure a primary care marketing partner; timing related to obtaining a first notice of allowance for a formulation patent for Intermezzo®; and guidance with respect to research and development expenses, general and administrative expenses, and planned marketing partnerships. Transcept may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on these forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. Various important factors could cause actual results or events to differ materially from the forward-looking statements that Transcept makes, including risks related to: the opinion of FDA on the sufficiency of the NDA to support marketing approval of Intermezzo® and the grant by FDA and maintenance of exclusivity to Intermezzo® under Hatch-Waxman; the commercial attractiveness of Intermezzo® to potential primary care marketing partners; commercial acceptance of Intermezzo®, if approved; unforeseen expenses related to FDA approval, commercialization or the business of Transcept generally; difficulties or delays in entering into a marketing partnership; Transcept dependence on third parties to manufacture Intermezzo®; obtaining, maintaining and protecting the intellectual property incorporated into Intermezzo®; and, if sought, the ability of Transcept to obtain additional funding to support its business activities. These and other risks are described in greater detail in the “Risk Factors” section of Transcept periodic reports filed with the SEC. Forward-looking statements do not reflect the potential impact of any future in-licensing, collaborations, acquisitions, mergers, dispositions, joint ventures, or investments Transcept may enter into or make. Transcept does not assume any obligation to update any forward-looking statements, except as required by law.

FINANCIAL TABLES FOLLOW

Transcept Pharmaceuticals, Inc.

Statements of Operations

(Unaudited)

			Period From Inception (January 8, 2002) to March 31, 2009
	Three Months Ended March 31,
	2009	2008
Operating expenses:
Research and development	$2,221,884	$3,610,595	$45,549,285
General and administrative	4,213,770	1,512,368	25,206,493
Merger related transaction costs	2,223,860	—	4,190,623

Total operating expenses	8,659,514	5,122,963	74,946,401

Loss from operations	(8,659,514)	(5,122,963)	(74,946,401)
Interest income	87,735	336,184	3,919,791
Interest expense	(165,658)	(236,842)	(2,531,305)
Other income (expense), net	199,673	(48,715)	443,913
Interest expense related to bridge loan warrants	—	—	(535,195)

Net loss	(8,537,764)	(5,072,336)	(73,649,197)
Deemed dividend - Series C convertible preferred stockholders	—	—	(457,874)

Loss attributable to common stockholders	$(8,537,764)	$(5,072,336)	$(74,107,071)

Basic and diluted net loss per share	$(0.95)	$(14.11)

Weighted average common shares outstanding	9,003,067	359,602

Transcept Pharmaceuticals, Inc.

Balance Sheets

	March 31, 2009	December 31, 2008
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$35,039,350	$4,431,505
Marketable securities	45,926,992	7,250,987
Prepaid and other current assets	1,878,460	381,836
Restricted cash	200,000	200,000

Total current assets	83,044,802	12,264,328
Property and equipment, net	1,457,536	1,450,216
Goodwill	2,961,664	—
Other assets	826,243	65,970

Total assets	$88,290,245	$13,780,514

Liabilities, convertible preferred stock and stockholders’ equity (net capital deficiency)
Current liabilities:
Accounts payable	$1,314,743	$575,269
Accrued liabilities	3,098,358	1,468,415
Assumed lease liability, short-term portion	233,568	—
Loan payable, short-term portion	42,139	3,347,010

Total current liabilities	4,688,808	5,390,694
Warrant liability	—	599,845
Deposit for stock purchase	75,697	87,656
Deferred rent	82,695	77,044
Assumed lease liability, long-term portion	583,919	—
Loan payable, long-term portion	158,774	169,636

Total liabilities	5,589,893	6,324,875
Commitments and contingencies
Convertible preferred stock: $0.001 par value; 7,593,091 shares authorized; 0 shares issued and outstanding at March 31, 2009; Series A - 60,212, Series B - 1,126,020, Series C - 2,838,091 and Series D - 3,325,647 shares issued and outstanding at December 31, 2008	—	71,036,951
Stockholders’ equity (net capital deficiency):
Common stock, $0.001 par value; 100,000,000 shares authorized; 13,064,398 and 454,676 shares issued and outstanding at March 31, 2009 and December 31, 2008, respectively	13,064	455
Additional paid-in capital	156,302,253	1,503,841
Deficit accumulated during the development stage	(73,649,197)	(65,111,433)
Accumulated other comprehensive income	34,232	25,825

Total stockholders’ equity (net capital deficiency)	82,700,352	(63,581,312)

Total liabilities, convertible preferred stock and stockholders’ equity (net capital deficiency)	$88,290,245	$13,780,514